Exhibit 99.1

PINNACLE ENTERTAINMENT ENTERS INTO DEFINITIVE AGREEMENTS TO DIVEST
BOOMTOWN RENO AND ADJOINING LAND ACREAGE

LAS VEGAS, NV, November 10, 2011 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today the signing of definitive agreements to sell its Boomtown Reno casino-resort operations and land adjacent to the facility in two separate transactions. Total proceeds from the transactions are expected to be approximately $22.2 million, with the potential for an additional $3.8 million if an option granted to the casino-resort buyer is exercised.

In the casino-resort transaction, the Company entered into a definitive agreement to sell Boomtown Casino and Hotel Reno and related operations to M1 Gaming Reno, LLC and SJP Reno Property, LLC for total cash consideration of approximately $12.9 million. In addition, the Company granted the buyers a one year option to purchase 100% of the Company’s membership interest in the current gaming licensee, PNK (Reno), LLC and additional land adjacent to Boomtown Reno for $3.8 million. This transaction is subject to regulatory approval and is expected to close by mid-2012. The Company classified the Boomtown Reno segment as a discontinued operation effective in the third quarter of 2011.

On the signing of these agreements, Anthony Sanfilippo, president and chief executive officer of Pinnacle Entertainment, commented, “We have been a very proud long-term partner in the Reno community, with our Team Members committed to providing outstanding experiences to our guests. Upon securing requisite approvals and closing the transactions, we believe Boomtown Reno will be well served by its new ownership team and are confident the same commitment to the Reno community and Boomtown Reno’s guests and employees will continue in the future under M1 Gaming’s leadership.”

Dean DiLullo, President of M1Gaming states “We are very excited about the Boomtown Hotel & Casino acquisition. We are not only investing in a great casino but also a part of Reno’s history. We look forward to working with the community to further develop Boomtown to its fullest potential.”

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is developing L’Auberge Casino & Hotel Baton Rouge with an expected opening in the Summer of 2012, and in August 2011, the Company acquired a 26% ownership stake in Asian Coast Development (Canada) Ltd. (ACDL), an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip.

About M1 Gaming
M1 is an innovative gaming firm, headquartered in Las Vegas, Nevada, which specializes in Acquisitions, Operations, Marketing and Strategy Consulting Services. With over 25 years of experience, M1’s focus is on creating the ultimate guest experience at boutique properties in the Gaming Industry.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the completion date for the sale of Pinnacle’s Boomtown Casino and Hotel Reno and the land adjacent to Boomtown Reno are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) Pinnacle may experience delays in completing the transactions or fail to complete the transactions for the sale of Boomtown Casino and Hotel Reno and the excess land adjacent to Boomtown Reno due to circumstances beyond its control, including failure of the buyers to have adequate financing and failure to obtain approval of the Nevada Gaming Commission; and (b) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

CONTACT:
Investor Relations	Media Relations
Vincent Zahn	Kerry Andersen
VP, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

Richard Land, Jim Leahy
Jaffoni & Collins Incorporated
212/835-8500 or pnk@jcir.com

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